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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 3 )*

                               CURON MEDICAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   231292 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      | |   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 Page 1 of 13 pages

CUSIP No. 231292 10 3                                         Page 2 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ONSET Enterprise Associates III, L.P.(1)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,583,589
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               2,583,589
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,583,589 (2)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.79%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

1 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr. and T. Opdendyk.

2 Includes 76,950 shares subject to outstanding warrants exercisable within 60 days of the date of this filing.

CUSIP No. 231292 10 3                                         Page 3 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      OEA III Management, L.L.C. (3)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,583,589
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               2,583,589
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,583,589 (4)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.79%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

3 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr. and T. Opdendyk .

4 Includes 76,950 shares subject to outstanding warrants exercisable within 60 days of the date of this filing.

CUSIP No. 231292 10 3                                         Page 4 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ONSET IV, L.P. (5)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        784,434
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               784,434
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      784,434 (6)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.89%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

5 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr., T. Opdendyk, S. Mason, L. Bottorff and M. Hilderbrand.

6 Includes 299,284 shares subject to outstanding warrants exercisable within 60 days of the date of this filing.

CUSIP No. 231292 10 3                                         Page 5 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ONSET IV Entrepreneurs, L.P. (7)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        23,366
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               23,366
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      23,366 (8)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .12%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      .12%
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

7 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr., T. Opdendyk, S. Mason, L. Bottorff and M. Hilderbrand.

8 Includes 8,516 shares subject to outstanding warrants exercisable within 60 days of the date of this filing.

CUSIP No. 231292 10 3                                         Page 6 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ONSET IV Management, L.L.C. (9)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        807,800
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               807,800
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      807,800 (10)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.00%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

9 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr., T. Opdendyk, S. Mason, L. Bottorff and M. Hilderbrand.

10 Includes 307,800 shares subject to outstanding warrants exercisable within 60 days of the date of this filing.

CUSIP No. 231292 10 3                                         Page 7 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ONSET Venture Services Corporation (11)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        57,000
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               57,000
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      57,000 (12)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.28%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

11 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr. and T. Opdendyk.

12 Includes 57,000 shares subject to outstanding options exercisable within 60 days of the date of this filing.

CUSIP No. 231292 10 3                                         Page 8 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Robert F. Kuhling, Jr.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,468,714
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,468,714
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,468,714 (13)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      17.17%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

13 Includes 384,750 shares subject to outstanding warrants and 77,325 shares subject to outstanding options exercisable within 60 days of the date of this filing.

CUSIP No. 231292 10 3                                         Page 9 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Terry L. Opdendyk
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,468,714
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,468,714
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,468,714 (14)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      17.17%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

14 Includes 384,750 shares subject to outstanding warrants and 77,325 shares subject to outstanding options exercisable within 60 days of the date of this filing.

                                                             Page 10 of 13 Pages

Item 1.

(a)      Name of Issuer:  Curon Medical, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  46117 Landing Parkway
                  Fremont, California  94538
                  United States of America

Item 2.

(a)      Name of Person Filing:

         ONSET Enterprise Associates III, L.P. ("OEAIII")
         OEA III Management, L.L.C. ("OEAIIIM")
         ONSET IV, L.P. ("ONSETIV")
         ONSET IV Entrepreneurs, L.P. ("ONSETIVE")
         ONSET IV Management, L.L.C. ("ONSETIVM")
         ONSET Venture Services Corporation ("OVSC")
         Robert F. Kuhling, Jr. ("RFK")
         Terry L. Opdendyk ("TLO")

(b)      Address of Principal Business Office:

         2400 Sand Hill Road, Suite 150
         Menlo Park, California  94025

 (c)     Citizenship/Place of Organization:


         Entities:            OEAIII      -    Delaware
                              OEAIIIM     -    California
                              ONSETIV     -    Delaware
                              ONSETIVE    -    Delaware
                              ONSETIVM    -    Delaware
                              OVSC        -    California

         Individuals:         RFK         -    United States
                              TLO         -    United States

(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number:  231292 10 3

Item 3.

Not applicable.

                                                             Page 11 of 13 Pages

Item 4 Ownership.

--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
                         OEAIII      OEAIIIM     ONSETIV     ONSETIVE     ONSETIVM      OSVC         RFK         TLO
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
(a)       Beneficial   2,583,589    2,583,589    784,434      23,366      807,800      57,000     3,468,714   3,468,714
          Ownership
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
(b)       Percentage       12.79%       12.79%      3.89%        .12%        4.00%        .28%        17.17%      17.17%
          of Class
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
(c)       Sole         2,583,589    2,583,589    784,434      23,366      807,800      57,000           -0-         -0-
          Voting
          Power
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
          Shared             -0-          -0-        -0-         -0-          -0-         -0-     3,468,714   3,468,714
          Voting
          Power
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
          Sole         2,583,589    2,583,589    784,434      23,366      807,800      57,000           -0-         -0-
          Dispositive
          Power
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------
          Shared             -0-          -0-        -0-         -0-          -0-         -0-     3,468,714   3,468,714
          Dispositive
          Power
--------- ------------ ----------- ------------ ----------- ------------ ----------- ------------ ----------- -----------

Item 5. Ownership of Five Percent or Less of a Class

Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the limited partnership agreements of each of OEAIII, ONSETIV, and ONSETIVE and the limited liability company agreements of each of OEAIIIM and ONSETIVM, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer owned by each such entity of which they are a partner.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(J) of the Act.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             Page 12 of 13 Pages


Date:    January 29, 2004

ONSET ENTERPRISE ASSOCIATES III, L.P.      ONSET IV, L.P.
By:      OEA III Management, L.L.C.        By: ONSET IV Management, L.L.C.
         Its general partner                        Its general partner

By:      /s/ Terry L. Opdendyk             By:      /s/ Terry L. Opdendyk
         ---------------------------                ----------------------------
         Managing Director                 Managing Director


OEA III MANAGEMENT, L.L.C.                 ONSET IV ENTREPRENEURS, L.P.
                                           By:      ONSET IV Management, L.L.C.
                                                    Its general partner

By:      /s/ Terry L. Opdendyk             By:      /s/ Terry L. Opdendyk
         ---------------------------                ----------------------------
         Managing Director                 Managing Director


ONSET VENTURE SERVICES CORPORATION

By:      /s/ Robert F. Kuhling, Jr.
         ---------------------------
         President


         /s/ Robert F. Kuhling, Jr.
         ---------------------------
         Robert F. Kuhling, Jr.


         /s/ Terry L. Opdendyk
         ---------------------------
         Terry L. Opdendyk


EXHIBITS

A:       Joint Filing Statement

                                                             Page 13 of 13 Pages


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

January 29, 2004

ONSET ENTERPRISE ASSOCIATES III, L.P.      ONSET IV, L.P.
By:      OEA III Management, L.L.C.        By:      ONSET IV Management, L.L.C.
         Its general partner                        Its general partner

By:      /s/ Terry L. Opdendyk             By:      /s/ Terry L. Opdendyk
         ---------------------------                ----------------------------
         Managing Director                 Managing Director


OEA III MANAGEMENT, L.L.C.                 ONSET IV ENTREPRENEURS, L.P.
                                           By:      ONSET IV Management, L.L.C.
                                                    Its general partner

By:      /s/ Terry L. Opdendyk             By:      /s/ Terry L. Opdendyk
         ---------------------------                ----------------------------
         Managing Director                 Managing Director


ONSET VENTURE SERVICES CORPORATION

By:      /s/ Robert F. Kuhling, Jr.
         ---------------------------
         President


         /s/ Robert F. Kuhling, Jr.
         ---------------------------
         Robert F. Kuhling, Jr.


         /s/ Terry L. Opdendyk
         ---------------------------
         Terry L. Opdendyk